EXHIBIT 99.1

COMSTOCK MINING ANNOUNCES ELECTION OF

DANIEL W. KAPPES AS NEW DIRECTOR

VIRGINIA CITY, NV (April 04, 2012) – Comstock Mining Inc. (the “Company”) (NYSE Amex: LODE) today announced that Mr. Daniel W. Kappes has been appointed to its Board of Directors, effective April 2, 2012.

Chairman John V. Winfield commented, “Dan has been globally recognized in our industry, for decades, as a leading expert in gold and silver heap leaching. He is an innovative problem-solver who has engineered and implemented state-of-the-art heap leaching and metallurgical processes around the world. His substantial experience in strategic planning, project evaluation and project management are welcome skill sets for our Board.”

Mr. Kappes, age 67, is a founder and the President of Kappes, Cassiday & Associates (KCA). KCA has provided extractive metallurgical services to the international mining industry since 1972, specializing in all aspects of heap leach and cyanide processing, including laboratory testing, project feasibility studies, engineering design, construction, and operations management. KCA has pioneered many of the techniques now employed in heap leaching, and for the past several years has expanded into the design of agitated leach plants and other metallurgical processes. Mr. Kappes is a recognized authority on gold and silver metals heap leaching. In addition to providing engineering and design work on numerous projects, he has directed laboratory and field tests on several projects that have subsequently become major precious metal mines.

Mr. Kappes graduated from the Colorado School of Mines with an Engineer of Mines Degree and the University of Nevada’s Mackay School of Mines with a Masters Degree in Mining Engineering. Mr. Kappes is, and has served as, a “Qualified Person” under National Instrument 43-101 and has also presented several technical papers on precious metals heap leaching in his career. He is a registered Professional Mining and Metallurgical Engineer in Nevada, and was named Alumnus of the Year at Mackay in 1995.

The Company is commencing production of its own gold and silver heap leaching this summer.

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:

P.O. Box 1118

Virginia City, NV 89440

questions@comstockmining.com

http://www.comstockmining.com

Kimberly Shipley	Corrado De Gasperis
Manger of Investor Relations	President & CEO
Tel (775) 847-0545	Tel (775) 847-4755
shipley@comstockmining.com	degasperis@comstockmining.com